MID-AMERICA APARTMENT COMMUNITIES, INC.
A self-managed equity REIT

PRESS RELEASE

MAA ANNOUNCES JOINT INSTITUTIONAL INVESTOR DAY IN RALEIGH

MEMPHIS, Tenn., May 15, 2007: Mid-America Apartment Communities, Inc. (NYSE: MAA) announced today that it has moved the date of its previously announced institutional investor day in Raleigh, North Carolina to accommodate a joint event with Education Realty Trust, Inc. Mid-America will host a registration lunch, property tours (beginning at 2 PM), and dinner presentations on Monday, September 10, 2007, with a breakfast on Tuesday, September 11, 2007. Education Realty Trust, Inc. will host its events on Tuesday, September 11, 2007.

Further details and a registration form to attend Mid-America’s hosted events will be posted on the Investor Relations page of the company’s web-site at www.maac.net, closer to the event.

About Mid-America
Mid-America Apartment Communities, Inc. (NYSE:MAA) is a self-administered, self-managed apartment-only real estate investment trust which currently owns or has ownership interest in 39,587 apartment units throughout the Sunbelt region of the U.S. For further details, please refer to our website at www.maac.net or contact Investor Relations at investor.relations@maac.net or (901) 435-5371. 6584 Poplar Ave., Suite 300, Memphis, TN 38138.

About Education Realty Trust
Education Realty Trust, Inc. (NYSE:EDR) is a self-administered, self-managed real estate investment trust that owns, develops and manages high-quality student housing communities throughout the United States. Led by a team with more than 190 years of shared industry experience, Education Realty Trust is one of America's largest owners and operators of collegiate student housing. Its portfolio includes 41,785 beds at 68 communities in 21 states. For more information please visit the company's Web site at www.educationrealty.com.